DELAWARE GROUP INCOME FUNDS

Registration No. 811-02071
FORM N-SAR
Semiannual Period Ended January 31, 2015

SUB-ITEM 77D: Policies with respect to security investments

On November 19, 2014, the Board of Trustees of Delaware Group Income Funds (the ?Registrant?) voted to increase the maximum exposure to foreign securities for Delaware Corporate Bond Fund and Delaware Extended Duration Fund (the ?Funds?). The changes to the Funds? investment strategies are incorporated herein by reference to the supplements dated November 28, 2014 to the Registrant?s prospectus for the Fund dated November 28, 2014, as filed with the Securities and Exchange Commission (SEC Accession No. 0001206774-14-3431).

On November 19, 2014, the Board of Trustees of Delaware Group Income Funds (the ?Registrant?) voted to eliminate the minimum credit quality restrictions related to Delaware Diversified Floating Rate Fund?s (the ?Fund?) investment in structured products. The changes to the Fund?s investment strategies are incorporated herein by reference to the supplements dated November 28, 2014 to the Registrant?s prospectus for the Fund dated November 28, 2014, as filed with the Securities and Exchange Commission (SEC Accession No. 0001206774-14-3431), and superseded on December 18, 2014, as filed with the Securities and Exchange Commission (SEC Accession No. 0001582816-14-000726).

SUB-ITEM 77I: Terms of new or amended securities

On August 20, 2014, the Board of Trustees (the ?Board?) of Delaware Group Income Funds (the ?Registrant?) unanimously voted and approved a proposal to liquidate and dissolve Delaware Core Bond Fund. The liquidation and dissolution took effect on October 29, 2014. This information is herein incorporated by reference to the supplement dated August 21, 2014 to the Registrant?s prospectus dated November 29, 2013, as filed with the Securities and Exchange Commission (SEC Accession No. 0001137439-14-000308).

WS: MFG_Philadelphia: 890126: v1

WS: MFG_Philadelphia: 865303: v1